PROCEPT, INC.

                               BOARD OF DIRECTORS
                    CONSULTING AND CONFIDENTIALITY AGREEMENT


THIS CONSULTING AND CONFIDENTIALITY AGREEMENT (the "Agreement") is made as of this 1st day of January 1998 (the "Effective Date") by and between PROCEPT, INC., a Delaware corporation (the "Company") and Mark C. Rogers, M.D. (the "Consultant").

WHEREAS, Consultant is a member of the Board of Directors of the Company and has extensive professional experience in the areas of business development, licensing and research planning in the pharmaceutical industry.

WHEREAS, in addition to obtaining the Consultant's services as a member of the Board of Directors of the Company, the Company wishes to avail itself of the services of the Consultant to perform certain tasks for the benefit of the Company, and the Consultant is willing to perform such services on the terms and conditions set forth below.

NOW, THEREFORE, the Company and Consultant, in consideration of the mutual promises contained herein, hereby agree as follows:

1.   DEFINITIONS.
     ------------

     As used in this Agreement, the following terms shall have the meanings as set forth below:

     "Consultancy" means the current, anticipated or subsequent retention of Consultant by the Company as a consultant hereunder, or any other period during which Consultant receives compensation from the Company in any capacity.

     "Effective Common Stock Price" means the average closing bid price (adjusted, where appropriate, for any change of shares) of the common stock for five (5) days immediately preceding the payment dates shown in Schedule 1.

     "Intellectual Property" means any Invention (as herein after defined), writing, trade name, trademark, service mark or any other material registered or otherwise protected or protectible under state, federal, or foreign patent, trademark, copyright, or similar laws.

     "Inventions" includes ideas, methods, discoveries, inventions, developments, improvements, biological materials and other results of Consultant's participation in this consulting relationship, his involvement with employees and/or advisors of the Company and/or ideas and information supplied to him as part of his consulting duties and interactions, whether or not reduced to practice, whether or not patentable or otherwise within the definition of Intellectual Property and whether or not made or conceived on the premises of the Company.

     "Proprietary Materials" includes any scientific, technical, trade or business secrets of the Company and any scientific, technical, trade or business materials that are treated by the Company as confidential or proprietary, including, but not limited to, the inventions and confidential information obtained by or given to the Company about or belonging to its suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others.

     The definition of "Proprietary Materials" herein shall not include Proprietary Materials which (i) were known by Consultant prior to its disclosure by the Company; (ii) are publicly known through publication or otherwise through no wrongful act of Consultant; (iii) are received from a third party who rightfully discloses it to Consultant without restriction on its subsequent disclosure; or (iv) are disclosed pursuant to the lawful requirement of a governmental agency or by order of court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material.

     "Repricing" means that the exercise price of the Standard Option (as described below) shall be adjusted downward, upon the occurrence of a Reset Event (as defined in the Subscription Agreement relating to the Company's unit offering which had a final closing in April, 1998), to a price equal to the Dilution Value (as defined in such Subscription Agreement) after giving effect to the Reset Event for such investors in such offering.


2.   SERVICES.

     2.1 Director Services. Consultant's services as a member of the Board of Directors hereunder shall include:

          (a) Membership on the Company's Board of Directors, including attending six (6) Board Meetings per year;

          (b) Advice on business and scientific matters related to the Company;

          (c) Consultation with the Company's Board of Directors, officers, employees and agents, as may be reasonably requested by the Company, with respect to the above-mentioned activities; and

          (d) Such other services as shall be reasonably requested by the Company.

     2.2 Consultant Services. Consultant's services shall include additional work not described in Section 2.1 above, including, but not limited to:

          (a) Proactive efforts to help inlicense or acquire new compounds/ technology;

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

          (b) Interviewing key candidates for executive positions;

          (c) Proactive efforts to help partner the Company's drug development compounds; and

          (d) Such other services as shall be reasonably requested by the Company.

     2.3 Status. The Company and Consultant agree that Consultant will be an independent contractor for all purposes including, but not limited to, payroll and tax purposes, and that Consultant shall not in any way represent himself to be an employee or officer of the Company.

     2.4 Consent. In order to protect the Company's patent rights, any actual work done by Consultant under this Agreement, if any, shall be done at the Company's place of business or at some other location approved in advance by the Company and no work under this Agreement, if any, shall be done by Consultant at his employer's place of business unless the Company has an agreement with such employer to conduct such work.


3.   TERM.

     3.1 Term. This agreement will be for an initial term of one (1) year beginning as of the Effective Date and ending December 31, 1998, and may be extended for additional period or periods of one (1) year by mutual written agreement by Consultant and the Company prior to the end of the term set forth above.

     3.2 Termination by Company. Company may terminate this Agreement at any time by giving 30 days prior written notice.

     3.3 Termination by Consultant. Consultant may terminate this Agreement at any time by giving 30 days prior written notice.


4.   COMPENSATION AND EXPENSES.

     4.1 Board of Directors' Compensation. As full compensation for Consultant's serving as a member of the Board of Directors pursuant to
          Section 2.1 above, the Company shall:

          (a) Pay consultant annually either Ten Thousand Dollars ($10,000) in cash or options to purchase shares of Common Stock under the Company's 1989 Stock Plan having an aggregate exercise price of Twenty Thousand Dollars ($20,000) (see formula below), at the choice of the Consultant, payable in accordance with Schedule 1. If the Consultant chooses options to purchase shares of common stock, the number of shares that could be purchased would be determined by the following formula: Five Thousand Dollars ($5,000) (quarterly payment) divided by the Effective Common Stock Price. The option would be immediately exercisable in full at a "strike" price equal to the Effective Common Stock Price. The option would have a ten (10) year term.

     (b) Distinct and different from the options described in Section 4.1(a), Consultant shall be granted an option to purchase 25,000 shares of Procept Common Stock (the "Standard Option") at $5 per share (unless Repricing occurs). The Standard Option (25,000 shares) vests annually over a period of 4 years at the rate of 6,250 shares per year, starting from the date of this Agreement and would have a ten (10) year term. If a Repricing occurs prior to the exercise of the option, the exercise price of the Standard Option will be reduced to the price specified in the definition of Repricing above.

     (c) In consideration of this new Agreement and Consultant's receipt of the Standard Option, Consultant agrees to surrender all options previously granted by the Company to the Consultant.

     4.2 Consulting Compensation. As full compensation for Consultant's services pursuant to Section 2.2 above, the Company shall:

          (a) Pay Consultant One Thousand Dollars ($1,000) per day in cash plus options to purchase ---- shares of Common Stock under the Company's 1989 Stock Plan having an aggregate exercise price of One Thousand Three Hundred Fifty Dollars ($1,350) per day (see formula below), payable in accordance with Schedule 1. The number of shares that could be purchased with the option would be determined by the following formula: the number of days worked in the quarter multiplied by One Thousand Three Hundred Fifty Dollars ($1,350) divided by the Effective Common Stock Price. The option would be immediately exercisable in full at a "strike" price equal to the Effective Common Stock Price. The option would have a ten (10) year term.

     4.3 Expenses. Consultant shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in the performance of his duties hereunder, provided such expenses are agreed upon in advance, following submission of written statements and bills.


5.   REPRESENTATION OF CONSULTANT; USE OF NAME.

     Consultant hereby represents that his current principal place of employment has received disclosure of this Agreement and of the duties required of Consultant hereunder, and that

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

     such employer consents fully to Consultant's execution of this Agreement and the position that he will hold. Consultant further represents that there are no binding agreements, written or oral, to which he is a party or by which he is bound, forbidding or restricting his activities herein. In addition, Consultant and his current employer consent to the use of their names in various reports, brochures or other documents produced by or on behalf of the Company, including any and all documents filed with the Securities and Exchange Commission, but not to the use of their names in any advertising or promotion without the prior written consent of Consultant and his employer.


6.   OWNERSHIP.

     6.1 Proprietary Materials. The Company retains all rights of ownership to all Proprietary Materials furnished to or developed by the Consultant hereunder.

     6.2 Inventions and Intellectual Property. All Inventions and Intellectual Property created, developed or otherwise invented by Consultant hereunder, including all materials, products, models, data, information, documentation, and other results of Consultant's services hereunder, are and shall be the exclusive property of the Company, and the Company may use or pursue them without restriction or additional compensation. Consultant shall maintain and furnish to the Company complete and current records of all such Inventions and Intellectual Property and disclose to the Company in writing all such Inventions and Intellectual Property. Consultant: (i) hereby assigns, sets over and transfers to the Company all of his right, title, and interest in and to such Inventions and Intellectual Property; (ii) agrees that Consultant and his agents shall, during and after the period Consultant is retained by the Company, upon reasonable request of the Company, cooperate fully in obtaining patent, trademark, service mark, copyright or other proprietary protection for such Inventions and Intellectual Property, all in the name of the Company (but only at Company expense), and, without limitation, shall execute all requested applications, assignments and other documents, and take such other measures as the Company shall reasonably request in order to perfect and enforce the Company's rights in such Inventions and Intellectual Property, and hereby appoints the Company his attorney to execute and deliver any such applications, assignments or other documents on his behalf in the event the Consultant fails or refuses to execute and deliver any such applications, assignments or other documents requested by the Company; and (iii) shall, upon termination of his Consultancy, provide to the Company in writing a full, signed statement of all Inventions and Intellectual Property in which Consultant participated prior to termination of his Consultancy to the Company.

     6.3 Third Party Claims. Unless covered by an appropriate agreement between any third party and the Company, Consultant shall not engage in any activities or use any facilities, whereby claims of ownership to any results hereunder may be made by such third party.

7.   CONFIDENTIALITY.

     7.1 Consultant Acknowledgment. The Company has developed and will develop its Proprietary Materials and Intellectual Property over a substantial period of time at a substantial expense, and its Proprietary Materials and Intellectual Property are integral to the goodwill of the Company. During the course of Consultancy to the Company, Consultant may develop or become aware of Proprietary Materials and/or Intellectual Property. Protection of the Proprietary Materials and Intellectual Property is necessary to conduct the Company's business, and the Company is and shall at all times remain the sole owner of the Company's Proprietary Materials and Intellectual Property.

     7.2 Confidentiality. Consultant shall at all times, both during and for five (5) years after any termination of Consultant's Consultancy to the Company by either the Company or the Consultant, maintain in confidence and not utilize the Proprietary Materials or the Intellectual Property of the Company, except in performing services for the Company under this Agreement. Maintaining such Proprietary Materials and Intellectual Property in confidence shall include refraining from disclosing such Proprietary Materials or Intellectual Property to any third party (except when duly and specifically authorized in writing to do so for the purpose of furthering the business of the Company), and refraining from using such Proprietary Materials or Intellectual Property for the account of Consultant or for any other person or business entity. Consultant agrees not to make any copies of the Proprietary Materials or Intellectual Property of the Company (except when appropriate for the furtherance of the business of the Company or duly and specifically authorized to do so) and agrees promptly upon request, whether during or after the period of Consultancy to the Company, to return to the Company any and all samples, documentary, machine-readable or other elements or evidence of such Proprietary Materials, Intellectual Property, any copies of either that may be in Consultant's possession or under Consultant's control.

     7.3  Non-Solicitation.

          During the term of this Agreement and for five (5) years thereafter, Consultant shall not, directly or indirectly, without the prior written consent of the Company:

          (a) Solicit or induce any employee, Consultant of the Company, or any affiliate to leave the employ or consultation of the Company or any affiliate; or hire for any purpose any employee of the Company or any affiliate, or any former employee who has left the employment of the Company or any affiliate within six months of the termination of said employee's employment with the Company or affiliate;

          (b) Solicit or accept employment or be retained by any party who, at any time during the term of this Agreement, was a customer or supplier of the

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

              Company or any affiliate where his position will be related to the business of the Company; or

          (c) Solicit or accept the business of any customer or supplier of the Company or any affiliate with respect to products similar to the business of the Company.

     7.4 Continued Obligations. Consultant's obligations under this Section 7 shall not be affected: (i) by any termination of Consultant's Consultancy, including termination upon the Company's initiative; nor
          (ii) by any change in Consultant's position, title or function with the Company; nor (iii) by any interruption in Consultancy during which Consultant leaves and then rejoins the Company for any period within a period of one year and for any reason.


8.   NOTICES.

     For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight courier with a receipt obtained therefor or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Consultant, to:  Mark C. Rogers, M.D.
                                     85 Lukes Wood Road
                                     New Canaan, CT  08640
                                     (203) 972-9292 telephone
                                     (203) 972-9393 fax

          If to the Company, to:     Mr. John F. Dee
                                     President and CEO
                                     Procept, Inc.
                                     840 Memorial Drive
                                     Cambridge, MA 02139
                                     (617) 491-1100 telephone
                                     (617) 491-9019 fax

     or to such other address as either party may furnish to the other in writing in accordance with this Section, except that notices or changes of address shall be effective upon receipt.

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

9.   OTHER PROVISIONS.
     ----------------

     9.1 Remedies. In the event of any breach by Consultant of any of the provisions of this Agreement, the Company shall be entitled, in addition to monetary damages and to any other remedies available to the Company under this Agreement and at law, to equitable relief, including injunctive relief, and to payment by Consultant of all costs incurred by the Company in enforcement against Consultant of the provisions of this Agreement, including reasonable attorneys' fees.

     9.2 No Waiver. Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, nor any waiver of the same provision in another instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach.

     9.3 Headings. The paragraph headings have been inserted for purposes of conveniences only and shall not be used for interpretive purposes.

     9.4 Assignment. This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by either party without the prior written consent of the other party, except the Company may assign this Agreement in connection with the merger, consolidation, or sale of all or substantially all assets of the Company. Subject to the foregoing, this Agreement shall be binding upon Consultant and his heirs, executors, administrators, successors, representatives and assigns and shall inure to the benefit of the Company and any successor or assign of the Company.

     9.5 Entire Agreement. This Agreement, including Schedule 1 attached hereto and incorporated herein by reference, constitutes the entire agreement of the parties with regard to the subject matter hereof, and supersedes all previous written or oral representations, agreements and understandings between the Company and Consultant, whether expressed or implied. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

     9.6 Amendment. Any amendment or modification of this Agreement or waiver of any right, in whole or in part, will be effective only if it is in writing and signed by the parties hereto.

     9.7 Applicable Law and Severability. This Agreement shall be governed by the law of The Commonwealth of Massachusetts. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the validity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

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

Consultant and the Company have executed and delivered this Agreement as a document under seal as of the Effective Date.


                                        COMPANY: PROCEPT, INC.



                                        By: /s/ John F. Dee
                                            ------------------------------------
                                            John F. Dee, President and CEO



                                        CONSULTANT:



                                        /s/ Mark C. Rogers
                                        ----------------------------------------
                                        Mark C. Rogers, M.D.


For payment purposes, please furnish the following information:

         Home Address:
                      ----------------------------------------------------------



         Soc. Sec. #:
                     -----------------------------------------------------------


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

                                   SCHEDULE 1



Consulting Services                Cash Payments to be
Provided During the                   Made During the
       Month of                             Month of                   Grant Dates for Stock Options
-------------------                --------------------                -----------------------------
       January
       February
       March                        April - current year                   April 15 - current year



       April
       May
       June                         July - current year                    July 15 - current year



       July
       August
       September                    October -current year                  October 15 - current year



       October
       November
       December                     January - following year               January 15 -following year



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